Exhibit 4.1

Execution Version

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (the “First Supplemental Indenture”) dated as of September 23, 2019, among PRIME SECURITY SERVICES BORROWER, LLC (or its successor), a Delaware limited liability company, PRIME FINANCE INC. (or its successor), a Delaware corporation, the Guarantors party hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as trustee under the indenture referred to below (the “Trustee”). Capitalized terms used herein without definitions shall have the meaning assigned to them in the Indenture (as defined below).

W I T N E S S E T H:

WHEREAS, Prime Security Services Borrower, LLC (“Issuer”), Prime Finance Inc. (“Co-Issuer” and, together with Issuer, the “Issuers”), the guarantors party thereto, and the Trustee executed and delivered an Indenture, dated as of April 4, 2019 (as originally executed, the “Original Indenture” or, as it may be from time to time supplemented or amended by one or more supplemental indentures supplemental thereto, the “Indenture”), to provide for the issuance by the Issuers from time to time of first-priority senior secured debt securities;

WHEREAS, pursuant to the Original Indenture, Issuers have issued $750,000,000 of 5.750% First-Priority Senior Secured Notes due 2026 (the “Existing Notes”);WHEREAS, Section 2.01 of the Indenture provide that the Issuers may, from time to time, and in accordance therewith, issue additional Securities under the Indenture;

WHEREAS, on the date hereof, the Issuers intend to issue an aggregate principal amount of $600,000,000 of the 5.750% First-Priority Senior Secured Notes due 2026 (the “Additional Notes” and, together with the Existing Notes, the “Notes”), which shall be additional Securities under the Indenture;

WHEREAS, Section 12.01 of the Indenture provides that, among other things, without the consent of any holders of any series of Securities, may enter into one or more indentures supplemental to the Original Indenture to provide for the issuance of additional Securities in accordance with the terms of the Indenture;

WHEREAS, the Issuers have duly authorized the execution and delivery of this First Supplemental Indenture and the Additional Notes to be issued, as provided in the Indenture;

WHEREAS, each Guarantor has duly authorized its Guarantee of the Additional Notes (the “Additional Guarantee”) and to provide therefor each Guarantor has duly authorized the execution and delivery of this First Supplemental Indenture;

WHEREAS, the Existing Notes and the Additional Notes will be treated as a single series of Notes for all purposes of the Indenture (as supplemented by this First Supplemental Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase);

WHEREAS, pursuant to Section 12.05 of the Indenture, the Trustee, the Guarantors and the Issuers are authorized to execute and deliver this First Supplemental Indenture to provide for the issuance of the Additional Notes;

WHEREAS, the Issuers have complied with all conditions precedent provided for in the Indenture relating to this First Supplemental Indenture; and

WHEREAS, the Issuers have requested that the Trustee execute and deliver this First Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuers and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1. Terms of Additional Notes. The terms of the Additional Notes shall be identical to the Existing Notes issued on April 4, 2019, other than with respect to the following:

(a)	Principal Amount. The aggregate principal amount of the Additional Notes which may be authenticated and delivered under the Indenture shall be $600,000,000.

(b)	Issue Price. The issue price of the Additional Notes shall be 102% of the aggregate principal amount of the Additional Notes, plus accrued and unpaid interest from and including September 15, 2019.

(c)	Issuance Date. The issuance date of the Additional Notes shall be the date of this First Supplemental Indenture.

(e)	The Additional Notes shall be issuable in whole or in part in the form of one or more Global Notes. The depositary for such Global Notes shall be The Depository Trust Company, a New York corporation.

(f)	The Additional Notes shall have other terms set forth in the form of global notes attached hereto as Exhibit A.

(g)	The Additional Notes shall be issued pursuant to Section 2.01 of the Original Indenture.

2. Execution and Authentication of Additional Notes. The Additional Notes shall be executed on behalf of the Issuers by an Officer and authenticated by the Trustee pursuant to Section 2.04 of the Indenture.

3. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

4. Notices. All notices or other communications to the Issuers and the Guarantors shall be given as provided in Section 17.03 of the Original Indenture.

5. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

6. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

7. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

8. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

9. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

PRIME SECURITY SERVICES BORROWER, LLC

By:	/s/ Jeffrey Likosar
Name: Jeffrey Likosar
Title: Executive Vice President, Chief Financial Officer and Treasurer

PRIME FINANCE INC.
ASG HOLDINGS LLC
ALARM SECURITY GROUP LLC
ASG GOVERNMENT SERVICES LLC
SECURITY MONITORING SERVICES, INC.
THE ADT SECURITY CORPORATION
ADT CANADA HOLDINGS, INC.
ADT LLC
LIFESHIELD, LLC
LIFESHIELD SECURITY LLC
ADVANCED CABLING SYSTEMS, LLC
FIRE & SECURITY HOLDINGS, LLC
RED HAWK FIRE & SECURITY, LLC
RED HAWK FIRE & SECURITY (NY), LLC
RED HAWK FIRE & SECURITY (CA), LLC
RED HAWK SECURITY SYSTEMS, LLC
TELE-TECTOR OF MARYLAND, INC
FIRE SYSTEMS INTERNATIONAL, INC.
PRATT LANDRY ASSOCIATES, INC.
CENTURY SPRINKLER HOLDINGS CORPORATION
CHAIN ELECTRIC HOLDINGS, INC.
RED HAWK FIRE & SECURITY (CHES), LLC
ATCI COMMUNICATIONS, INC.
MSA SYSTEMS INTEGRATION, INC.
ADT CANADA SECURITY HOLDINGS LLC
AA/ACME LOCKSMITHS, INC.
ARONSON SECURITY GROUP, INC.
DATASHIELD, LLC

By:	/s/ Jeffrey Likosar
Name: Jeffrey Likosar
Title: Executive Vice President and Chief Financial Officer

[Signature Page to First Supplemental Indenture]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

WELLS FARGO BANK, NATIONAL
ASSOCIATION, not in its individual capacity, but solely as Trustee

By:	/s/ Stefan Victory
Name: Stefan Victory
Title: Vice President

[Signature Page to First Supplemental Indenture]

Exhibit A

[See Attached]